UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 24, 2005

ELECTROPURE, INC.

(Exact name of registrant as specified in its charter)

California	0-16416	33-0056212
State or other jurisdiction	(Commission	(IRS Employer
of Incorporation	file number)	Identification No.)

23456 South Pointe Drive, Laguna Hills, California		92653
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, include area code (949) 770-9347

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to 14d-1(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

Purchase and Sale Agreement

Effective June 6, 2005, the Board of Directors of Electropure Inc. (“Company”) approved the sale of the building occupied by the Company and owned by the Company’s wholly-owned subsidiary, Electropure Holdings, LLC (“LLC”) to the George A. Boukather Trust (“Buyer”), for a total purchase price of $3,925,000 (“Purchase Price”) payable in cash.  The LLC entered into the purchase agreement June 3, 2005.  The building constitutes the Company’s single largest asset.

The Buyer has 15 days commencing June 3, 2005 to conduct a review of various due diligence items, e.g., inspect the building and obtain title, geological and environmental reports.  The Buyer also has 30 days to obtain a loan commitment equal to at least 50% of the Purchase Price to finance the Purchase Price. The Buyer has already deposited $20,000 in escrow, and will deposit an additional $80,000 upon the conclusion of the contingency period.

Escrow on the sale will close within 90 days of removal or waiver of all contingencies or as soon as possible after all SEC requirements for the sale of corporate assets have been met by the Company and Buyer’s loan financing has been funded.  The principal terms of the sale of the building requires the approval of a majority in interest of the Company’s shareholders under California corporate law, which has not yet been obtained.  The Company believes it will receive the written consent of the holders of a majority of its stock to the sale, and accordingly intends to circulate an information statement to its stockholders in accordance with Regulation 14C of the Securities Exchange Act of 1934.

The majority of the proceeds of the sale will be used to pay off the senior mortgage (approximately $2,400,000) on the building held by Farmers Insurance Group Federal Credit Union c/o Business Partners LLC (“Senior Mortgage”), and junior liens held by Mr. Anthony M. Frank for loans made to the Company on and since February 18, 2005, currently in the aggregate principal sum of $300,000 (see below, “Loans From Anthony M. Frank”).  Mr. Frank is the Company’s single largest shareholder, who, together with his two children, holds a majority of the Company’s issued and outstanding stock.  In addition, from the sale proceeds, the Company will pay one-half of all escrow charges and all usual recording fees and required documentary transfer taxes.  The Company must also pay the premium for a standard coverage owner’s title insurance policy.  The Company estimates such fees will amount to approximately $6,000.

Out of the remaining proceeds from the sale, the Company intends to pay its unsecured debt, and utilize the balance as working capital in furtherance of the development of the Company’s Micro Imaging Technology.  The remaining funds may also be used for other purposes, as determined by the Company’s Board of Directors to be in the best interests of the Company.

The Company expects to lease back approximately 9,000 sq. ft. of office and laboratory space for up to four months following the closing of the building transaction for occupancy by the Company and its Micro Imaging Technology subsidiary.  The terms of such lease have not yet been negotiated and no formal agreement has been entered into with the Buyer at this time.

The Company has not yet arranged for or entered into any leasing agreement for periods beyond the anticipated four month lease with the Buyer either.  The Company plans to locate and secure suitable office and laboratory space for the long term in the upcoming months.

The sale of the building accelerates repayment of the Senior Mortgage, such that the entire principal balance plus accrued interest becomes due and payable immediately upon transfer of title to the building.

Loans from Anthony M. Frank

On February 18, 2005, the Company received a loan of $200,000 at 8% annual interest from Mr. Frank.  The loan, which is due to be repaid no later than August 18, 2005, is collateralized by a second trust deed on the building owned by the LLC and being sold to the Buyer (see above, “Purchase and Sale Agreement”).  The granting of a security interest in the building to Mr. Frank is in violation of the terms of the Senior Mortgage.  Consequently, the Company is in default under the Senior Mortgage.

On April 21, 2005 and May 24, 2005, Mr. Frank made additional $50,000 loans to the Company.  Each of the additional $50,000 loans bears 8% annual interest and matures on August 18, 2005.  The Company has granted an additional lien on its building to Mr. Frank to collateralize these additional loans.  The February 18, 2005 and April 21, 2005 loans were previously reported on the Company’s Form 8-K filed on April 26, 2005.

Item 9.01                     Financial Statements and Exhibits

The following Exhibits are filed herewith:

10.57	8% Convertible Term Note by and between Electropure, Inc. and Anthony M. Frank dated February 18, 2005 *

10.58	Second Deed of Trust and Security Agreement by and between Electropure, Inc., Electropure Holdings, LLC and Anthony M. Frank dated February 18, 2005. *

10.59	8% Convertible Term Note by and between Electropure, Inc. and Anthony M. Frank dated April 21, 2005 (face sheet only). *

10.60	Second Deed of Trust and Security Agreement by and between Electropure, Inc., Electropure Holdings, LLC and Anthony M. Frank dated April 21, 2005 (face sheet only). *

10.64	8% Convertible Term Note by and between Electropure, Inc. and Anthony M. Frank dated May 24, 2005.

10.65	Second Deed of Trust and Security Agreement by and between Electropure, Inc., Electropure Holdings, LLC and Anthony M. Frank dated May 24, 2005.

10.66	Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated June 3, 2005.

*                                         Previously filed on April 26, 2005 in connection with Registrant’s Form 8-K.

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                    June 8, 2005

ELECTROPURE, INC.
(Registrant)

/S/ CATHERINE PATTERSON
Catherine Patterson
Chief Financial Officer